Exhibit 10.2 License Agreement

LICENSE AGREEMENT FOR USE OF PATENT NO. US 6,709,573 B2

This is a License Agreement effective this 8th day of February 2006 (“Effective Date”), by and between The Anthon Leon Smith and Rosalie Joyce Johnson Smith Revocable Living Trust hereafter known as “Smith Trust”, and EnShale, Inc. a Wyoming Corporation.

BACKGROUND RECITALS

A. “Smith Trust” is the owner of United States Patent #U.S. 6,709,573 B2 and foreign patents as represented in Exhibit A attached hereto, which cover a process for extracting hydrocarbon products and related products from oil shale and tar sands (the “Patented Process”).  “Smith Trust” has invested substantial amounts of time and  funding to develop proprietary technical and business information relating to the Patented Process and related applications.

B. EnShale, Inc. has attained substantial expertise and know how in mining and the marketing of minerals and related products.

C. EnShale, Inc. will obtain a nonexclusive license from “Smith Trust” to develop, manufacture, use and sell products that use the Patented Process and “Smith Trust” is willing to grant such a license to them on the terms and subject to the conditions of this Agreement.

D. EnShale, Inc. will purchase a non-exclusive license from “Smith Trust” for a payment of $500,000 dollars and an ongoing royalty as defined in 4.1.

WHEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Definitions.

For the purpose of this Agreement, and solely for that purpose, the terms set forth in this Section 1 shall be defined as follows:

1.1 “Licensed Patent Rights”

Licensed Patent Rights shall mean that aforementioned grant of rights to certain United States Patent and or its foreign counterparts which has been registered with the United States Patent Office developed by Leon Smith, used in the production of oil from shale or tar sands, and any reissues, reexaminations, or improvements that may be based upon the aforementioned such patent which “Smith Trust” has the right to grant a license hereunder (See Exhibit “B”).

1.1 “Licensed Patents or Patent”

As attached hereto and made part of this agreement as Exhibit “A”.

1.1 “Licensed Products”

Licensed products shall mean any hydrocarbon or oil produced from oil shale or tar sands in an extraction process utilizing the Licensed Patent Rights or any Licensed Equipment.  For purposes of this Agreement, the term Licensed Products shall also include any electricity produced, chemical by-products or waste shale products which can be sold and are therefore included within the definition of Licensed Products.

1.4 “Gross Revenue”

Gross Revenue is based upon the sale price of all hydrocarbon products, electricity, other by-products and waste shale products.

1.5 “Operating Costs”

Operating costs exclude interest, tax, depreciation, and amortization and includes all other costs.

1.6 “Net Gross Margin”

Net gross margin is defined as “gross revenue” per barrel less “operating costs” per barrel of finished oil products.

2. Non-exclusive License Grant.

2.1 Grant.  Upon the terms and subject to the conditions of this Agreement, “Smith Trust” hereby grants to EnShale, Inc., and the EnShale, Inc. hereby accepts from “Smith Trust”, a non-exclusive, worldwide license for the term of this agreement hereof to practice, use, develop, commercialize and otherwise utilize the Licensed Patent Rights to make, use and sell Licensed Products under any terms or at any price EnShale, Inc. deems appropriate (Attached as Exhibit “C”).

2.2  Grant Restriction.  “Smith Trust” expressly acknowledges and agrees that EnShale, Inc. shall have no right to sell or grant to independent parties any rights under the foregoing license grant.  “Smith Trust” also agrees to not sell or offer to sell the same or similar Licensed Patent Rights at a price or value of less than the terms of this agreement.

3. Representations and Warranties of “Smith Trust”.

“Smith Trust” hereby represents and warranties that it is the owner of the Licensed Patent Rights of the patent described above.  “Smith Trust” warrants that it has no knowledge of any claim of infringement pertaining to the Licensed Patent Rights, and it knows of no litigation or claim, which if successful, would interfere with or preclude the grant of the license made in this Agreement.

4. Records and Reports

4.1 Records.  EnShale, Inc. shall keep full, true and accurate books of accounts containing all particulars which may be necessary for the purpose of showing the amounts payable to “Smith Trust”.  Such books and the supporting data shall be open at all reasonable times upon reasonable advance notice, for three (3) years following the end of the calendar year to which they pertain to the inspection of “Smith Trust”.  The inspection of records shall be at “Smith Trust’s” sole cost and expense unless a deficit in payment is found which exceeds $10,000.  EnShale Inc. will then be responsible for all inspection and audit expenses.

4.2 Reports.  EnShale, Inc., within forty five (45) days after the first day of January, April, July and October of each year, shall deliver to “Smith Trust” a true and accurate report, giving such particulars of the business conducted by the new company during the preceding three (3) calendar months under this Agreement as are pertinent to an accounting for royalty calculations under this Agreement.

5. Purchase

5.1 Purchase.  For the rights and privileges granted under this Agreement, EnShale, Inc. shall pay to “Smith Trust” in the manner hereinafter provided:

a. A non-refundable license issuance fee in the amount of five hundred thousand dollars ($500,000.00), to be paid as follows:

i. $100,000 as a good-faith deposit until formal agreements are completed (delivered on August 2, 2005).

ii. $300,000 at the time of completion and signing of a formal contract.

iii. $100,000 to be retained by EnShale Inc. for operating capital to pay expenses relating to acquiring oil shale properties and continued development of the oil shale process.

iv. EnShale Inc. will pay the “Smith Trust” $100,000 from first monies received from equity financing subject to the terms as documented in the attached Promissory Note (see Exhibit “D”).

b. A six (6) percent royalty shall be paid to the “Smith Trust” based upon the sale price of all hydrocarbon products, electricity, other by-products and waste shale products.  An additional 1% royalty up to a maximum 12% total royalty will be paid on gross revenue of finished oil products.  The percentage of the royalty will be determined according to the net gross margin on oil products finished as in the following schedule:

Royalty percent	Net Gross Margin
6%	Up to $50
7%	$51 - $60
8%	$61 - $70
9%	$71 - $80
10%	$81 - $90
11%	$91 - $100
12%	$101 - above

5.2 Payments.  All amounts payable hereunder by EnShale, Inc. shall be payable in United States currency within forty-five (45) days after the first day of January, April, July and October of each year.  Currency conversions required for such payments, if any, shall be made at the applicable U.S. currency purchase rate as reported in The Wall Street Journal on the last business day of the calendar quarter immediately preceding the payment date.

6. Term.

6.1 Term of Agreement.  All rights and licenses granted by “Smith Trust” hereunder, shall extend from the effective date until all ongoing business operations of EnShale, Inc, its successors, and or its assigns end.

6.2 Extension of Term.  EnShale, Inc. shall have the right to take any steps available to extend the term of the Licensed Patent Rights.  If such term is extended, the term of this Agreement shall be extended by the same period.

7. Disputes.

EnShale Inc. or  “Smith Trust” may immediately submit to arbitration under the Utah arbitration laws if the other party defaults in any term or provision of

this Agreement and such default continues unremedied for a period of ninety (90) days after receipt of written notice   thereof, unless the nature of the default prevents cure within ninety (90) days.  In which case this Agreement shall remain in effect so long as cure is commenced within the ninety (90) day period and pursued to completion as soon thereafter as may be reasonably practical.

8. Patent Improvements

EnShale, Inc. and “Smith Trust” agree that any improvements made on the Licensed Patent Rights by or through developmental work thereon by or under the direction of any parties to this agreement shall be the sole property of and shall be assigned to “Smith Trust”. The non-exclusive patented rights for any improvements, reexaminations, and reissues thereof shall be extended to EnShale, Inc.  All applications for such improvements shall be made on behalf of “Smith Trust” and shall become part of the subject matter licensed to EnShale, Inc. under this Agreement.  “Smith Trust” shall direct the filing and prosecution of all such applications and shall bear all expenses with regard thereto.

9. Technical Support

Prior to the untimely death of Mr. A. Leon Smith, creator of the process patent included in this agreement, EnShale, Inc. anticipated the substantial contribution that Mr. Smith would provide to the successful implementation of processes deriving from the patent.  In order to compensate for the substantial loss of Mr. Smith’s technical expertise, “Smith Trust” agrees to the following:

9.1  “Smith Trust” will provide, at its expense, consulting and technical support relating to the installation, orientation, use and protection of Licensed Patent in an amount up to 40 man hours per month up to 120 hours in total which EnShale, Inc. deems necessary or desirable to enable EnShale, Inc. to effectively use, operate, and produce Licensed Product.

9.2  Within 30 days of execution of this agreement, “Smith Trust” will provide EnShale, Inc. with copies of all informative pieces of literature and engineering regarding the patent and process technical details from Mr. Smith’s personal files.

9.3  Within 30 days of execution, “Smith Trust” will provide copies of all information provided to researchers at the University of Utah associated with research efforts to prove out the feasibility of the patent and associated processes.

9.4  On an ongoing basis, “Smith Trust” will provide to EnShale, Inc. the results and technical details of its efforts to implement the patent and associated processes.

9.5  Such reasonable expenses, including those of printing, travel and per diem incurred by “Smith Trust”, or as otherwise may be incurred in the provision of such support, shall be borne by EnShale Inc.  EnShale, Inc. shall receive training and instruction on the use and construction of the patent process.

9.6   EnShale, Inc. and ”Smith Trust” agree to identify appropriate deliverables and execute a contract for services if work being performed by “Smith Trust” or its agents exceeds 40 hours per month or 120 hours in total.

10.  Notice

All notices required under this Agreement shall be in writing and transmitted by pre-paid Certified or Express Mail to the noticed party at the applicable address below:

Anthon Leon Smith and Rosalie Joyce Johnson Smith Revocable Living Trust

388 North 780 East

Lindon, UT 84042

EnShale, Inc.

299 East 950 South

Orem, UT 84058

11. Severability

Each clause of this Agreement shall be severable and in the event that any clause, sentence, word or portion of this Agreement is declared illegal or unenforceable, the remainder shall remain effective and binding upon the parties.

12. Entire Agreement

This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior proposals, discussions and writing by and between the parties relating to said subject matter hereof not incorporated herein in writing shall not be binding upon either party.  Neither party is entering into this Agreement in reliance upon any promise or representation not set forth herein in writing.

13. Headings

Paragraph headings used herein are for convenience only and shall not be used for interpreting the text of this Agreement in any manner.

14. Recovery of Litigation costs

If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding in addition to any other relief to which such party may be entitled.

15. Governing Law

This Agreement shall be governed by the laws of the United States of America, the State of Utah, the County of Utah, and the Patent laws of the United States and Canada.

16. Force Majeure

Standard terms of force majeure shall apply.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be executed.

SIGNED SEALED AND DELIVERED                          /s/Rosalie Joyce Johnson Smith

This 8th day of February 2007,                                           Rosalie Joyce Johnson Smith

In the presence of:                                                               Trustee- Anthon Leon Smith

                                                                                            and Rosalie Joyce Johnson

                                                                                            Smith Revocable Living Trust

/s/Jann S. Floyd

A NOTARY PUBLIC IN AND FOR

The State of _________

County of    _________

SIGNED SEALED AND DELIVERED                            /s/Rex L. Franson

This 8th day of February, 2007                                             Rex L. Franson - President

In the presence of:                                                                 EnShale, Inc.

/s/Ken S. Henderson

A NOTARY PUBLIC IN AND FOR

The State of _________

County of    _________